                                                                     NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2012
FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

• Fiscal 2012 Record Sales and Earnings
• Total Debt Decreased Significantly from Third Quarter
• Board of Directors Increases Share Repurchase Plan

RACINE, WISCONSIN—July 31, 2012— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2012 fourth quarter and year ended June 30, 2012.

Sales for the fiscal 2012 fourth quarter declined modestly to $96,109,000, from $97,367,000 for the same period last year.  For fiscal 2012, sales were a record $355,870,000, compared to $310,393,000 for fiscal 2011. The anticipated decline in fiscal 2012 fourth quarter sales was due to the softening demand for oil and gas products.  Shipments to the aftermarket and industrial products markets, land- and marine-based military, airport rescue and fire fighting (ARFF), and commercial marine markets were good, while the yacht market continued to be challenging.

Gross margin for the fiscal 2012 fourth quarter declined to 29.4 percent, compared to 37.1 percent in the fiscal 2011 fourth quarter and 34.6 percent in the fiscal 2012 third quarter.  The year-over-year and sequential decline in the fiscal 2012 fourth-quarter gross margin was the result of a change in the mix of sales, primarily due to the impact of lower oil and gas transmission sales, and the unfavorable absorption impact due to the significant inventory reduction experienced in the fourth fiscal quarter.  For fiscal 2012, gross margin was 34.2 percent, compared to 34.7 percent for fiscal 2011.

For the fiscal 2012 fourth quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 20.1 percent, compared to 23.1 percent for the fiscal 2011 fourth quarter.  ME&A expenses decreased $3,158,000 versus the fiscal 2011 fourth quarter.  The table below summarizes significant changes in certain ME&A expenses for the quarter:

Three Months Ended
(In thousands)	June 30, 2012	June 30, 2011	Increase/ (Decrease)
Stock-Based Compensation Severance Domestic Pension Expense Incentive/Bonus Expense	$ (380) 354 30 1,888	$ 2,860 - 244 1,717	$ (3,240) 354 (214) 171
$ (2,929)
Foreign Exchange Translation, Net			(585) $ (3,514)
All Other, Net			356 $ (3,158)

The net remaining increase in ME&A expenses for the quarter primarily relates to increased research and development activities, wage inflation and additional headcount.

Fiscal 2012 ME&A expenses of $73,091,000 approximated the prior year’s $72,967,000.  As a percentage of sales fiscal 2012 ME&A declined to 20.5 percent from 23.5 percent in fiscal 2011.  The table below summarizes significant changes in certain ME&A expenses for the fiscal year:

Year Ended
(In thousands)	June 30, 2012	June 30, 2011	Increase/ (Decrease)
Stock-Based Compensation Severance Domestic Pension Expense Incentive/Bonus Expense	$ 1,642 684 121 5,013	$ 6,148 - 975 4,964	$ (4,506) 684 (854) 49
$ (4,627)
Foreign Exchange Translation, Net			342 $ (4,285)
All Other, Net			4,409 $ 124

The net remaining increase in ME&A expenses for the year primarily relates to increased research and development activities, wage inflation and additional headcount.

In connection with preparing its financial statements for fiscal 2012, the Company concluded that it was required to take an impairment charge in the fiscal 2012 fourth quarter for the write-down of goodwill for its Italian operation due to softness in the Italian mega yacht market.  As a result, fiscal 2012 fourth-quarter and full-year results were impacted by a $3,670,000, or $0.32 per diluted share, impairment charge.

For the fiscal 2012 fourth quarter and full year, other (income) expense, net improved significantly to a current year income due primarily to favorable exchange movements relative to the Euro, Swiss Franc, Canadian Dollar and Japanese Yen.

The effective tax rate for the fourth quarter of fiscal 2012 was 81.1 percent, significantly higher than the prior year fourth quarter rate of 41.4 percent.  The primary factor increasing the fiscal 2012 rate was the impact of a non-deductible impairment charge of $3,670,000, which increased the effective rate by approximately 32 percentage points.  The remaining rate increase was due to a combination of reduced foreign tax credits, elimination of the R&D tax credit and additional impact of the valuation allowance related to the Company’s Belgian facility.  The effective tax rate for fiscal 2012 was 41.9 percent, slightly higher than the prior year rate of 40.8 percent.

Net earnings attributable to Twin Disc for the fiscal 2012 fourth quarter were $1,000,000, or $0.09 per diluted share, compared to $7,592,000, or $0.66 per diluted share, for the fiscal 2011 fourth quarter. For fiscal 2012, net earnings attributable to Twin Disc were $25,831,000, or $2.24 per diluted share, compared to $18,830,000, or $1.64 per diluted share for fiscal 2011.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $8,780,000 for the fiscal 2012 fourth quarter, compared to $16,339,000 for the fiscal 2011 fourth quarter.  For fiscal 2012, EBITDA was $56,789,000, compared to $43,517,000 for fiscal 2011.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “Fiscal 2012 was a record year in terms of sales and earnings, and was driven by an exceptionally strong first nine months of the year as the first, second and third quarters all set respective records.  This growth was driven by historically high oil and gas development, which has since declined due to the impact economic growth concerns are having on oil and gas prices.  Sales for the fourth quarter were the second best on record in spite of softness in demand from the oil and gas market.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Working capital improvements during the fourth quarter enhanced our operating cash flows, which was used to reduce debt, invest in our facilities and buy back our common stock.  Total debt, net of cash, at June 30, 2012, was $16,444,000, compared to $9,532,000 at June 30, 2011, and $27,480,000 at March 30, 2012. Our modernization and expansion initiatives continued, and we invested $3,173,000 for the quarter and $13,733,000 for the year in facility upgrades. During the fourth quarter, the Company repurchased 125,000 shares of stock for $2,425,000 at an average price of $19.40.”

Mr. Batten continued: “Our six-month backlog at June 30, 2012 was $98,746,000, compared to $131,375,000 at March 30, 2012, and a record $146,899,000 at June 30, 2011.  While our business is demonstrating improving trends especially to customers in industrial and commercial marine markets, changes to the oil and gas market are impacting our near-term outlook.  We anticipate a challenging North American pressure pumping market to remain for at least the first half of fiscal 2013 as rig operators adjust to lower prices.  Sales to Asian customers, including the sale of oil and gas transmissions continue to be strong.  Fiscal 2012 proved to be a milestone year for our global sales, as Asia became our second largest end market, surpassing Europe.  Sales of commercial marine products to the U.S. Gulf Region and our development programs, including our collaboration agreements with Caterpillar for our QuickShift® and Joystick technology solutions, are on track and our commitment to innovation and quality has never been greater.

“Over the past several years, Twin Disc has become a global manufacturer of a wide variety of power systems to a diverse selection of markets.  The slowdown in the North American oil and gas markets will impact sales and profitability, and we remain cautious about the outlook for fiscal 2013.  As a result of the long-term confidence in our business, the Board of Directors authorized the repurchase of up to 500,000 shares of our common stock.  Fiscal 2013 will be a year of strategic investment as we will improve our balance sheet, invest in new products, new capabilities and new markets, and continue to reward our shareholders through our dividend and share buyback programs,” concluded Mr. Batten.

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, July 31, 2012. To participate in the conference call, please dial 877-941-8416 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. July 31, 2012 until midnight August 7, 2012. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4551281.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data, unaudited)
	Three Months Ended		Twelve Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net sales	$96,109	$97,367	$355,870	$310,393
Cost of goods sold	67,863	61,246	234,238	202,710
Gross profit	28,246	36,121	121,632	107,683

Marketing, engineering and
administrative expenses	19,339	22,497	73,091	72,967
Impairment charge	3,670	0	3,670	0
Earnings from operations	5,237	13,624	44,871	34,716
Interest expense	346	410	1,475	1,719
Other (income) expense, net	(887)	132	(1,360)	968
Earnings before income taxes and noncontrolling interest	5,778	13,082	44,756	32,029
Income taxes	4,688	5,416	18,727	13,064

Net earnings	1,090	7,666	26,029	18,965
Less: Net earnings attributable to
noncontrolling interest, net of tax	(90)	(74)	(198)	(135)
Net earnings attributable to Twin Disc	$1,000	$7,592	$25,831	$18,830

Earnings per share data:
Basic earnings per share attributable to Twin Disc common shareholders	$0.09	$0.67	$2.26	$1.66
Diluted earnings per share attributable to Twin Disc common shareholders	$0.09	$0.66	$2.24	$1.64

Weighted average shares outstanding data:
Basic shares outstanding	11,384	11,355	11,410	11,319
Diluted shares outstanding	11,534	11,510	11,556	11,463

Dividends per share	$0.09	$0.08	$0.34	$0.30

Comprehensive income (loss):
Net earnings	$1,090	$7,666	$26,029	$18,965
Foreign currency translation adjustment	(5,446)	4,496	(11,738)	19,272
Benefit plan adjustments, net	(12,993)	9,841	(11,690)	11,506
Comprehensive income (loss)	(17,349)	22,003	2,601	49,743
Comprehensive earnings attributable to noncontrolling interest	(90)	(74)	(198)	(135)
Comprehensive income (loss) attributable to Twin Disc	$(17,439)	$21,929	$2,403	$49,608

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands, unaudited)
	Three Months Ended		Twelve Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net earnings attributable to Twin Disc	$1,000	$7,592	$25,831	$18,830
Interest expense	346	410	1,475	1,719
Income taxes	4,688	5,416	18,727	13,064
Depreciation and amortization	2,746	2,921	10,756	9,904
Earnings before interest, taxes, depreciation and amortization	$8,780	$16,339	$56,789	$43,517

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	June 30,	June 30,
	2012	2011
ASSETS
Current assets:
Cash	$15,701	$20,167
Trade accounts receivable, net	63,438	61,007
Inventories, net	103,178	99,139
Deferred income taxes	6,154	5,765
Other	8,690	9,090

Total current assets	197,161	195,168

Property, plant and equipment, net	66,356	65,791
Goodwill, net	13,116	17,871
Deferred income taxes	14,335	16,480
Intangible assets, net	4,996	6,439
Other assets	7,868	7,371

TOTAL ASSETS	$303,832	$309,120

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,744	$3,915
Accounts payable	23,550	38,372
Accrued liabilities	39,612	41,673

Total current liabilities	66,906	83,960

Long-term debt	28,401	25,784
Accrued retirement benefits	64,009	50,063
Deferred income taxes	3,340	4,170
Other long-term liabilities	4,171	7,089

Total liabilities	166,827	171,066

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	12,759	10,863
Retained earnings	184,802	162,857
Accumulated other comprehensive loss	(34,797)	(11,383)

	162,764	162,337
Less treasury stock, at cost (1,794,981 and 1,739,574 shares, respectively)	26,781	25,252

Total Twin Disc shareholders' equity	135,983	137,085

Noncontrolling interest	1,022	969
Total equity	137,005	138,054

TOTAL LIABILITIES AND EQUITY	$303,832	$309,120

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Twelve Months Ended
	June 30, 2012	June 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$26,029	$18,965
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	10,756	9,904
Loss on sale of plant assets	315	120
Impairment charge	3,670	-
Stock compensation expense	1,642	6,148
Provision for deferred income taxes	7,486	1,354
Changes in operating assets and liabilities:
Trade accounts receivable, net	(5,982)	(13,605)
Inventories, net	(9,563)	(17,258)
Other assets	(915)	(1,736)
Accounts payable	(13,279)	11,839
Accrued liabilities	(1,992)	6,713
Accrued/prepaid retirement benefits	(3,723)	(8,584)
Net cash provided by operating activities	14,444	13,860

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of plant assets	116	296
Acquisitions of plant assets	(13,733)	(12,028)
Other, net	(293)	(293)
Net cash used by investing activities	(13,910)	(12,025)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	3	84
Payments of notes payable	(145)	(83)
Proceeds from (payments of) long-term debt	2,590	(1,405)
Proceeds from exercise of stock options	169	322
Acquisition of treasury stock	(2,425)	-
Dividends paid to shareholders	(3,886)	(3,411)
Dividends paid to noncontrolling interest	(131)	(138)
Excess tax benefits from stock compensation	535	317
Other	(184)	136
Net cash used by financing activities	(3,474)	(4,178)

Effect of exchange rate changes on cash	(1,526)	3,488

Net change in cash	(4,466)	1,145

Cash:
Beginning of year	20,167	19,022
End of year	$15,701	$20,167

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